Exhibit 99.1

INTERNATIONAL BUILDING TECHNOLOGIES GROUP, INC. SIGNED A DEFINITIVE AGREEMENT TO ACQUIRE WUHAN WUFENG MACHINERY MANUFACTURING CO. OF CHINA WITH NET ASSETS WORTH USD 2.5 MILLION

Alameda, CA - April 17, 2008 - International Building Technologies Group, Inc. (OTCBB:INBG) announced today that it has signed a definitive agreement, via a Stock Sale and Purchase Agreement (SPA), with Wuhan Intepower Co., Ltd., ("Intepower") to acquire 92% of its subsidiary, Wuhan Wufeng Machinery Manufacturing Co., Ltd. ("Machinery Company") located in Wuhan, China. The Machinery Company currently offers several lines of machineries and equipments which can be retooled to manufacture the panel production machineries that INBG endeavors to sell and utilize in several planned projects in China and other countries.

According to audited financial information prepared in accordance with China accounting standards, the Machinery Company has net assets worth RMB 18 million (approx. USD 2.5 million) and revenues of RMB 25 million (approx. USD 3.5 million) for the year 2007.

Stated Kenneth Yeung, CEO of INBG, "INBG purchased 92% of the Machinery Company from Intepower for approximately USD 1.5 million. This acquisition gives INBG the ability to manufacture our panel machineries and building panels. It will also prove to be a valuable asset and provide stable revenue and income for INBG in the coming years. The Machinery Company currently has state of the art tools, experienced engineers, capability to design new lines of equipment, as well as strong customer service and after-sales support. Strategically, this acquisition will strongly support INBG's ability to supply the market for building panels and panel machineries in China and throughout the world."

The Machinery Company is located in Wuhan, Hubei Province of China. It is a machinery factory that manufactures machinery equipment and production lines for rice and grain processing as well as mineral processing and refining. It also provides turn-key services from designing to the assembly of equipments and production lines. It has been one of the key players in their respective industries for decades in China. For further information on the Machinery Company, please visit http://www.ytwf.com and www.intepower.com.

An 8-K along with a copy of the executed SPA specifying all the terms and conditions of the transaction will be filed with the SEC shortly.

For more information on International Building Technologies Group, Inc. please visit www.ibtgi.com.

This news release may include  forward-looking  statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

International Building Technologies Group, Inc.
Patrick Donahoo, 702-688-9683
ir@ibtgi.com